July 27, 2005

Enesco Group, Inc.
225 Windsor Drive
Itasca, IL 60143-1225

Ladies and Gentlemen:

Reference is made to that certain Eighth Amendment to Second Amended and Restated Senior Revolving Credit Agreement dated as of July 7, 2005 (the “Credit Agreement”) by and among you, the Borrowing Subsidiaries that may from time to time become a party to the Second Amended and Restated Senior Revolving Credit Agreement, the Lenders, and Agent. All capitalized terms used herein and not otherwise defined herein, shall have their meanings as defined in the Credit Agreement.

You have requested the Lenders to, and the Lenders have agreed to, amend and restate the definition of “Inventory Advance Decrease Date” in Article I of the Credit Agreement as follows: “Inventory Advance Decrease Date” means August 31, 2005.

Each of the Borrower, the Borrowing Subsidiaries and the Guarantors hereby confirms and ratifies the Obligations incurred by it under the Credit Agreement and the other Loan Documents, and acknowledges that, as of the date hereof, neither the Borrower, the Borrowing Subsidiaries nor any of the Guarantors has any defense, offset, counterclaim, or right of recoupment against the Agent or any Lender with respect to any of such Obligations or any other matter.

The Agent acknowledges that the Agent is having discussions with the Borrower with respect to the possibility of including in the determination of the Borrowing Capacity the accounts receivable of the Borrower’s Subsidiary organized in Hong Kong and the accounts receivable and inventory of the Borrower’s Subsidiaries organized in the United Kingdom. However, although the Agent may engage in such discussions, the Borrower, the Borrowing Subsidiaries and the Guarantors acknowledge that (a) the Agent will have the right to discontinue such discussions at any time or from time to time, and (b) the Agent is not obligated to enter into any amendment to the Credit Agreement or change the manner in which the Borrowing Capacity is determined.

This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to its conflicts of laws or choice of law principles). This agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties thereto may execute this amendment by signing any such counterpart. A facsimile of an executed counterpart shall have the same effect as the original executed counterpart.

Please confirm that the foregoing sets forth the entire agreement among the parties hereto with respect to the matters set forth herein by signing and returning this letter to the attention of the undersigned. You should retain a copy of this letter for your records. Until such time as a fully executed original of this letter is received by the undersigned, the agreements herein shall be of no force or effect. Except as expressly amended herein, the Credit Agreement shall remain in full force and effect.

Very truly yours,

BANK OF AMERICA, N.A., as Agent and as Lender

By_/s/ C. Christopher Smith
C. Christopher Smith
Its Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION

By_/s/ Steven M. Cohen
Steven M. Cohen
Its Senior Vice President

Reviewed and Agreed to:

ENESCO GROUP, INC.

By:___/s/ Cynthia Passmore-McLaughlin

Name: Title:	Cynthia Passmore-McLaughlin President and Chief Executive Officer

By:__/s/ Charles E. Sanders
Name: Charles E. Sanders
Title: Treasurer

N.C. CAMERON & SONS LIMITED

By:__/s/ Charles E. Sanders

Name: Title:	Charles E. Sanders Treasurer

ENESCO INTERNATIONAL LTD.

By:__/s/ Charles E. Sanders

Name: Title:	Charles E. Sanders Director

ENESCO INTERNATIONAL (H.K.) LIMITED

By:__/s/ Charles E. Sanders

Name: Title:	Charles E. Sanders Treasurer

GREGG MANUFACTURING, INC.

By:__/s/ Charles E. Sanders

Name: Title:	Charles E. Sanders Treasurer and Chief Financial Officer